state of delaware

Certificate OF INCORPORATION

OF

ENUMERAL BIOMEDICAL HOLDINGS, INC.

The undersigned, for the purpose of forming a corporation pursuant to Section 102 of the General Corporation Law of Delaware (the “DGCL”), hereby certifies as follows:

1.          Name. The name of the corporation is Enumeral Biomedical Holdings, Inc. (the “Corporation”).

2.          Registered Office and Registered Agent. The address of the registered office of the Corporation in Delaware is 1811 Silverside Road, Wilmington, DE 19810-4345, County of New Castle. The name of the registered agent at that address is Vcorp Services, LLC.

3.          Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the DGCL.

4.          Capital Stock. The total number of shares that the Corporation is authorized to issue is 310,000,000 shares, consisting 300,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

5.          Bylaws. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

6.          Limitation of Directors’ Liability; Indemnification. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 6 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

7.          Incorporator. The name and mailing address of the incorporator is as follows:

Olesya Didenko

c/o Enumeral Biomedical Holdings, Inc.
Krizikova 22

Prague 8, 18600

Czech Republic

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 27th day of June, A.D. 2014.

By:	/s/ Olesya Didenko
Incorporator

Name: Olesya Didenko